                              FORM 8-K


                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC   20549



                           CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


DATE OF REPORT (Date of earliest event reported):   November 30, 1996


                CANTERBURY CORPORATE SERVICES, INC.
       (Exact name of registrant as specified in its charter)



                            Pennsylvania
                         (State or other
  jurisdiction of
   incorporation)


                               0-1558
                            (Commission
                            File Number)
                             23-2170505
                           (IRS Employer
                        Identification No.)

                         1600 Medford Plaza
                      Route 70 & Hartford Road
                     Medford, New Jersey 08055
              (Address of Principal Executive Offices)

           Registrant's telephone number:  (609) 953-0044


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                             FORM 8-K

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

          Not applicable.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On November 30, 1996, the Registrant sold One Hundred percent (100%) of the stock of Landscape Maintenance Services, Inc. ("LMS") to the Landscape Companies, Inc. ("LCI"), a private group of investors for a combination of cash and notes in the aggregate sum of Four Million, Five Hundred Thousand Dollars ($4,500,000). The purchase price consisted of a long term note of Four Million, Fifty Thousand Dollars ($4,050,000) amortized for 15 years at 8% interest per annum with a balloon payment to be made in 10 years; and a short term note of Two Hundred Thousand Dollars ($200,000) due on or before January 15, 1997 without interest. Both notes are secured by the business and assets of LMS. In addition LCI agreed to grant the Registrant, as additional consideration 60,000 shares of LCI Common stock (representing approximately 5.2% of LCI's Common stock).

          LCI also agreed to enter into a Management Contract with the Registrant for the term of the outstanding promissory notes. William N. Levy, Esquire, attorney for the Registrant and less than 5% shareholder of the Registrant, invested One Hundred Fifty Thousand Dollars ($150,000) in the Common stock of LCI and in addition has been granted additional shares for legal services for a total of 360,000 shares (approximately 31.3% of the Common stock of LCI). The Registrant was given the right to appoint one Director to the LMS Board for the length of the notes. Kevin McAndrew, CFO of the Registrant, was named to be the Registrant's nominee Director. The Registrant has obtained a Fairness Opinion from a registered NASD broker, and the transaction has been approved unanimously by Registrant's Board of Directors. The Board approved such transaction in order to complete the reorganization of the Registrant to it's core business of being a multi-service, information technology Company.

ITEM 3.   BANKRUPTCY OR RECEIVERSHIP

          Not applicable.

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

          Not applicable.
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ITEM 5.   OTHER EVENTS

          Not applicable.

ITEM 6.   RESIGNATION OF REGISTRANT'S DIRECTORS

          Not applicable.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          None.



                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              CANTERBURY CORPORATE SERVICES, INC.


                              BY:  /s/Stanton M. Pikus
                                   ------------------------------
                                   STANTON M. PIKUS, President











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